Exhibit 99.1

FOR IMMEDIATE RELEASE

Joint Venture with Indo Mines will not Proceed

Jakarta, Indonesia – February 24, 2009 – KAL Energy, Inc. (Nasdaq OTCBB: KALG.OB), a thermal coal explorer and developer, today announced that, after Indo Mines Ltd. (“IDO”) paid a total of $25,000 to KAL Energy, Inc. during the due diligence phase of the January 20, 2009 Letter of Intent (“LOI”) between Indo and KAL.  IDO determined that it would not proceed from the LOI to a final joint venture.

This action terminated the LOI by its terms.  IDO has not earned, nor has any ownership interest been created, in any of KAL’s projects as a result of the payment under the LOI.  IDO advised the Company that it made this determination after reviewing several technical compliance issues surrounding the licenses held by the Company regarding the “Graha” coal concession, which in Indo’s view, may not be resolved in a timely manner to its satisfaction.

Mr Bloking, KAL Energy Executive Chairman, stated “Whilst losing Indo Mines as a potential partner is disappointing, and although we do not share the view that these matters cannot be resolved in a timely manner, we fully respect their judgment and their decision – and we wish them every success with their future endeavors.”

As previously reported, KAL and its subsidiary Thatcher Mining Pte. Ltd. entered into the Letter of Intent for the purpose of establishing and operating a Joint Venture to conduct Phase II exploration on, and to develop and possibly put into production, KAL’s “Graha” coal concession in East Kalimantan, Indonesia.  As a result of this development with Indo Mines, KAL has begun pursuing alternate strategic relationships.

About KAL Energy, Inc.

KAL Energy, Inc, through its wholly owned subsidiary of Thatcher Mining Pte. Ltd., has economic rights to two coal concessions near the Mahakam River in East Kalimantan, Indonesia, one of which has a JORC Compliant resource of 248 million metric tons. KAL Energy has commenced exploration programs and feasibility studies on these concessions to determine their commercial viability. The Company intends to develop and produce coal from these concessions in a socially, environmentally and economically sustainable manner, as guided by the Equator principles. End markets for KAL’s thermal coal product include local Indonesian consumers as well as export markets in India, China, North Asia, and Southeast Asia. KAL Energy is incorporated in the State of Delaware and is publicly traded on the NASDAQ OTCBB.

For further information regarding KAL Energy, Inc., please visit the website at http://www.kalenergyinc.com.

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Contact:
William Bloking
Executive Chairman and President
KAL Energy, Inc.
Email: w.bloking@kalenergyinc.com
Telephone: +62 21 521 1110